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                                                                       Exhibit 5



                              December 12, 1995


Xytronyx, Inc.
6555 Nancy Ridge Drive
Suite 200
San Diego, California  92121

     Re:  3,136,500 Shares of Common Stock,
          $.02 par value, 3,920,625 Warrants to
          Purchase Common Stock and 3,920,625
          Shares of Common Stock Issuable Upon
          Exercise of the Warrants
          -------------------------------------

Gentlemen:

          We refer to the Registration Statement on Form S-3 (the "Registration Statement") being filed by Xytronyx, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the shelf registration of a total of 3,920,625 issued and outstanding shares (the "Shares") of Common Stock of the Company, $0.02 par value, 3,920,625 warrants to purchase Common Stock (the "Warrants") and 3,920,625 shares of Common Stock issuable upon exercise of the Warrants (the "Warrant Shares") on behalf of certain holders of these securities named in the Registration Statement (the "Selling Stockholders"). You have requested that we furnish our opinion as to the matters set forth below.

          In this connection, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have considered necessary or advisable for the purpose of this opinion. We have relied as to factual matters on certificates or other documents furnished by the Company or its officers and directors and by governmental authorities and upon such other documents and data as we have deemed appropriate. We have assumed the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. We have not independently verified such information and assumptions.

          We express no opinion as to the law of any jurisdiction other than the laws of the State of New York and the corporate laws of the State of Delaware.

          Subject to the foregoing and based on such examination, we are of the opinion that (i) the Shares are duly authorized, validly issued, fully paid and nonassessable, (ii) the Warrants have been duly authorized and validly issued, and (iii) the Warrant Shares have been duly authorized and, upon delivery and payment therefor in accordance
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with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm which appears in the Prospectus constituting a part thereof under the caption "Legal Opinions." In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.


                                         Very truly yours,


                                 /s/Donovan Leisure Newton & Irvine